Exhibit 99.1

December 13, 2011

Dear Limited Partner:

As we have reported in the past, Northland Cable Properties Eight Limited Partnership (“NCP-Eight”) has pursued a goal in recent years to actively seek all reasonable opportunities to wind-up the partnership or otherwise provide its limited partners with liquidity. Following extended marketing efforts by a leading cable industry broker beginning in the fall of 2010 to sell some or all of NCP-Eight’s assets, Northland Cable Television, Inc. (“NCTI”), an affiliate of Northland Communications Corporation (“NCC”), the general partner of NCP-Eight, emerged as the only party to have submitted a legitimate bid for all of the assets of the partnership. Subsequently, NCP-Eight and NCTI entered into an Asset Purchase Agreement dated October 21, 2011. Since that date, NCTI has actively pursued financing for its proposed acquisition. However, due to the current state of the credit markets, any available financing has proven prohibitively expensive, thus preventing NCTI from going forward with the proposed transaction. As a result, on December 13, 2011, NCTI exercised its right to terminate that Asset Purchase Agreement with NCP-Eight.

NCP-Eight shall therefore continue to aggressively seek potential third-party buyers using its reasonable best efforts to secure one or more purchasers for its assets at fair value. NCTI or affiliates of NCC shall also continue to seek financing for the possible acquisition of all or a portion of NCP-Eight’s assets. During this time the partnership shall focus its efforts on paying off the remaining debt under NCP-Eight’s existing term loan at or prior to its scheduled March 31, 2013 maturity date, using available proceeds from the potential sale of any assets and available net cash flow from operations. Following the loan pay-off, we shall seek to make cash distributions to limited partners using available funds accumulated through operations, which distributions are currently restricted by the terms of NCP-Eight’s existing loan agreement.

Any sale of substantially all of NCP-Eight’s assets shall be subject to limited partner approval in accordance with the limited partnership agreement and compliance with all applicable regulatory requirements, including the filing of a new proxy statement with the Securities and Exchange Commission. There can be no assurance as to whether the completion of a transaction for the sale of NCP-Eight’s operating assets will take place, nor as to the ultimate date that NCP-Eight’s existing debt can be retired. Notwithstanding, we shall continue our efforts to maximize the available return to NCP-Eight’s limited partners. We shall keep you apprised of significant further developments as they occur.

Sincerely, Northland Cable Properties Eight Limited Partnership By: Northland Communications Corporation, Its General Partner

/s/ Richard I. Clark
Richard I. Clark Executive Vice President